MAIDENFORM BRANDS, INC. REPORTS SECOND QUARTER 2010 RESULTS AND RAISES FULL YEAR OUTLOOK FOR 2010

•	Net sales increased 30.8%

•	Reported earnings per share (EPS) increased 90% to $0.59

•	Shapewear net sales increased 44.0%

•	Bra net sales increased 31.6%

•	Department stores and national chain stores channel net sales increased 17.5%

•	Mass merchant channel net sales increased 61.3%

Iselin, New Jersey, August 11, 2010—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported second quarter 2010 net sales of $149.4 million, an increase of 30.8% over the second quarter of 2009, driven by continued strength in its core shapewear and bra businesses across the Company’s wholesale channels.  Reported EPS of $0.59 for the second quarter of 2010 was up from EPS of $0.31 in the second quarter of 2009.

“This marks our sixth consecutive quarter of strong net sales growth, and we believe that we are well positioned for 2010 and beyond” stated Maurice S. Reznik, Chief Executive Officer.  “While sales across all of the Company’s wholesale channels increased in the quarter, we are particulary pleased that sales from some of our newer strategic initiatives like Donna Karan and international are beginning to accelerate and have a greater impact on our overall performance.”

Financial Results for Second Quarter 2010 versus Second Quarter 2009

Net sales for the second quarter of 2010 increased $35.2 million, or 30.8%, to $149.4 million.  Wholesale segment net sales in the second quarter of 2010 increased $35.2 million, or 35.3%, to $134.9 million. Retail segment net sales were unchanged at $14.5 million in the second quarter of 2010 when compared to the comparable period last year.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel increased $9.8 million, or 17.5%, to $65.9 million in the second quarter of 2010.  This increase was due to the solid performance of the Company’s shapewear and bra businesses resulting from replenishment orders to support consumer spending and new product introductions along with the continued improvement from the Company’s licensed brands Donna Karan® and DKNY®.

Mass Merchants
Mass merchant channel net sales increased $16.3 million, or 61.3%, to $42.9 million in the second quarter of 2010.  This increase included strong sales growth in the Sweet Nothings® brand shapewear and bra categories, and continued sales of shapewear products in the Self Expressions® brand which were not in the same period of 2009.

Other
Net sales in the other channel increased $9.1 million, or 53.5%, to $26.1 million in the second quarter of 2010 primarily from increased sales to a specialty retailer.

Total international net sales, which are included in the wholesale segment, increased $3.3 million, or 38.8%, to $11.8 million.  This increase was driven by increased sales in most of the Company’s international markets, notably Mexico, the United Kingdom and Spain.

Retail Segment

Total retail segment net sales were unchanged at $14.5 million in the second quarter of 2010 with same store sales, defined as stores that have been open for more than one year, increasing 0.8% at Maidenform’s retail outlet stores.  Internet sales were unchanged at $1.2 million in the second quarter of 2010.  The retail segment operated 74 outlet stores and 1 shapewear kiosk as of the second quarter of 2010 and 75 outlet stores as of the second quarter of 2009.

Consolidated gross profit increased $13.0 million, or 31.6%, to $54.1 million in the second quarter of 2010.  As a percentage of net sales, consolidated gross margins were 36.2% in the second quarter of 2010 versus 36.0% in the second quarter of 2009. The modest increase was a result of product mix and the benefit from product cost reduction efforts, which were partially offset by customer mix, including a higher percentage of net sales from the Company’s lower margin mass merchants and other channels.

Consolidated selling, general and administrative expenses (SG&A) increased $3.1 million, or 11.1%, to $31.1 million in the second quarter of 2010 primarily as a result of increased payroll and related benefits associated with new positions added to support the Company’s initiatives, incentive compensation, temporary help to support our sales growth and 2010 merit increases, which the Company did not incur in 2009.  As a percentage of net sales, SG&A declined 370 basis points to 20.8% in the second quarter of 2010 compared to 24.5% in the second quarter of 2009 due to sales leveraging.

Due to all of the factors described above, operating income in the second quarter of 2010 was $23.0 million, or 15.4% of net sales, compared to $13.1 million, or 11.5% of net sales, in the second quarter of 2009.

Net interest expense in the second quarter of 2010 was $0.3 million compared to $0.6 million in the second quarter of 2009 as the Company benefited primarily from lower average debt outstanding and a lower interest rate for the second quarter of 2010 as compared to the same period in 2009.

The Company’s effective income tax rate for the second quarter of 2010 was 39.5% compared to 41.9% in the second quarter of 2009.  The lower effective income tax rate in the second quarter of 2010 was largely from a reduction in taxes on income from foreign operations when compared to the second quarter of 2009.

Net income for the second quarter of 2010 and 2009 was $13.7 million and $7.3 million, respectively, and EPS was $0.59 and $0.31, respectively.

Financial Results for Year-To-Date 2010 versus Year-To-Date 2009

Net sales for the first six months of 2010 increased $63.9 million, or 28.0%, to $292.3 million.  The improvement over the same period in 2009 was driven by all channels of distribution.  Wholesale segment net sales, on a year-to-date basis, increased $63.5 million, or 31.3%, to $266.5 million.  Total international net sales increased $6.7 million, or 43.2%, to $22.2 million resulting from the reasons mentioned above, in addition to sales in Canada and Russia, and favorable currency exchange rates.  Retail segment net sales for the first six months of 2010 increased $0.4 million, or 1.6%, to $25.8 million.  Same store sales for Maidenform’s retail outlet stores increased 3.1%.  Internet sales decreased $0.1 million, or 4.0%, to $2.4 million.  The Company’s net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Consolidated gross margins, on a year-to-date basis were 36.3% versus 34.0% for the same period in 2009.  This increase was a result of customer and product mix, lower overall promotional activity and the benefit from product cost reduction efforts.

Year-to-date operating income for 2010 was $43.7 million, or 15.0% of net sales, versus $23.7 million, or 10.4% of net sales, for the first six months of 2009.

Net income for the first six months of 2010 was $25.8 million and EPS was $1.10.  Net income for the six months of 2009 was $13.3 million and EPS was $0.57.

Total cash and cash equivalents at the end of the second quarter of 2010 were $50.4 million compared to $46.5 million at the end of the second quarter of 2009.  The Company’s outstanding debt was $70.7 million as of July 3, 2010 versus $87.8 million as of July 4, 2009.  Net debt totaled $20.3 million at the end of the second quarter of 2010, with no material maturities until 2014.

Financial Performance Guidance for 2010:

Third Quarter Outlook:

•	Net sales for the third quarter are expected to increase in the low-to-mid teens percent range as compared to the prior year.
•	Gross margin rates are anticipated to be in the mid-30 percent range.
•	EPS are expected to be in the range of $0.50 to $0.55.

Full Year Trend:

•	Net sales are expected to increase in the upper-teens percentage range for the year.
•	Gross margin rates are anticipated to be in the mid-30 percentage range.
•	EPS are expected to be in the range of $1.88 - $1.93.

Conference Call Information

Maidenform will host a conference call and webcast on Wednesday, August 11, 2010 at 8:30 am ET to discuss its second quarter 2010 results, in addition to providing an update on its business.  The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.”  The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com.  A dial-in replay of this event will be available through August 26, 2010 and will be hosted on the Company’s website for a limited time.  The replay telephone numbers are (888) 286-8010 or (617) 801-6888.  The replay passcode is 86386915.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established, well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear.  During its 87-year history, Maidenform has built strong equity for its brands and established a platform for growth through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women.  Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Control It!®, Fat Free Dressing®, Flexees®, Lilyette®, Luleh® , Bodymates®, Inspirations®, Self Expressions® and Sweet Nothings®. Maidenform products are currently distributed in approximately 60 countries and territories outside the United States.

Maidenform Contact:
Chris Vieth
Chief Operating Officer & Chief Financial Officer
(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year.  Although these expectations may change, we assume no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the unprecedented conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; disputes with third parties for infringement or misappropriation of their proprietary rights; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)
	July 3,	January 2,
	2010	2010
Assets
Current assets
Cash and cash equivalents	$50,377	$89,159
Accounts receivable, net	59,522	42,951
Inventories	86,894	77,605
Deferred income taxes	14,790	14,790
Prepaid expenses and other current assets	9,486	7,878
Total current assets	221,069	232,383
Property, plant and equipment, net	23,488	22,228
Goodwill	7,162	7,162
Intangible assets, net	94,203	96,198
Other non-current assets	652	771
Total assets	$346,574	$358,742

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	46,782	43,473
Accrued expenses and other current liabilities	29,035	28,366
Total current liabilities	76,917	72,939
Long-term debt	69,600	86,150
Deferred income taxes	24,033	22,934
Other non-current liabilities	9,938	9,888
Total liabilities	180,488	191,911

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
24,399,746 shares issued and 22,451,128 outstanding at July 3, 2010
and 23,981,108 shares issued and 23,341,444 outstanding at January 2, 2010	244	240
Additional paid-in capital	72,312	66,574
Retained earnings	134,109	112,419
Accumulated other comprehensive loss	(4,385)	(3,385)
Treasury stock, at cost (1,948,618 shares at July 3, 2010 and
639,664 shares at January 2, 2010)	(36,194)	(9,017)
Total stockholders’ equity	166,086	166,831
Total liabilities and stockholders’ equity	$346,574	$358,742

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009

Net sales	$149,401	$114,205	$292,323	$228,438
Cost of sales	95,355	73,084	186,334	150,795
Gross profit	54,046	41,121	105,989	77,643
Selling, general and
administrative expenses	31,195	27,965	62,416	53,933
Operating income	22,851	13,156	43,573	23,710

Interest expense, net	262	632	555	1,300
Income before provision
for income taxes	22,589	12,524	43,018	22,410
Income tax expense	8,930	5,246	17,251	9,139
Net income	$13,659	$7,278	$25,767	$13,271
Basic earnings per common share	$0.61	$0.32	$1.13	$0.59
Diluted earnings per common share	$0.59	$0.31	$1.10	$0.57
Basic weighted average number of
shares outstanding	22,375,964	22,563,665	22,781,343	22,530,148
Diluted weighted average number of
shares outstanding	23,032,878	23,567,315	23,501,688	23,477,929

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Six Months Ended
	July 3,	July 4,
	2010	2009
Cash flows from operating activities
Net income	$25,767	$13,271
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	1,622	1,822
Amortization of intangible assets	563	580
Amortization of deferred financing costs	92	92
Stock-based compensation	1,417	1,113
Deferred income taxes	1,216	875
Excess tax benefits related to stock-based compensation	(4,767)	(377)
Bad debt expense	45	400
Other non-cash items	1,483	-
Net changes in operating assets and liabilities
Accounts receivable	(17,297)	(15,961)
Inventories	(9,645)	(906)
Prepaid expenses and other current and
non-current assets	(1,243)	491
Accounts payable	3,344	(2,438)
Accrued expenses and other current and
non-current liabilities	2,489	3,570
Income taxes payable	2,011	1,825
Net cash provided by operating activities	7,097	4,357
Cash flows from investing activities
Capital expenditures	(2,882)	(1,449)
Net cash used in investing activities	(2,882)	(1,449)
Cash flows from financing activities
Term loan repayments	(16,550)	(550)
Proceeds from stock options exercised	1,930	442
Excess tax benefits related to stock-based compensation	4,767	377
Payments of employee withholding taxes related to equity awards	(692)	(68)
Purchase of common stock for treasury	(32,352)	-
Payments of capital lease obligations	(45)	(100)
Net cash (used in) provided by financing activities	(42,942)	101
Effects of exchange rate changes on cash	(55)	(9)
Net (decrease) increase in cash	(38,782)	3,000
Cash and cash equivalents
Beginning of period	89,159	43,463
End of period	$50,377	$46,463

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$469	$1,568
Income taxes	$14,010	$5,950

Supplemental schedule of non-cash investing and financing activities
Treasury stock issued related to equity award activity	$5,863	$2,230

				Exhibit 1
MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended
	July 3,	July 4,	$	%
	2010	2009 (1)	change	change
	(in millions)
Department stores and
national chain stores	$65.9	$56.1	$9.8	17.5%
Mass merchants	42.9	26.6	16.3	61.3
Other	26.1	17.0	9.1	53.5
Total wholesale	134.9	99.7	35.2	35.3

Retail	14.5	14.5	-	-

Total consolidated net sales	$149.4	$114.2	$35.2	30.8%

	Six months ended
	July 3,	July 4,	$	%
	2010	2009 (1)	change	change
	(in millions)
Department stores and
national chain stores	$123.2	$99.4	$23.8	23.9%
Mass merchants	88.3	66.1	22.2	33.6
Other	55.0	37.5	17.5	46.7
Total wholesale	266.5	203.0	63.5	31.3

Retail	25.8	25.4	0.4	1.6

Total consolidated net sales	$292.3	$228.4	$63.9	28.0%

	Three months ended		Six months ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009
Bras	64%	64%	63%	65%
Shapewear	31	29	33	29
Panties	5	7	4	6
	100%	100%	100%	100%

(1) Prior period amounts in this table have been reclassified to conform to current year presentation.

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